[PHAR-MOR LOGO HERE]                              Phar-Mor, Inc.
                                                  20 Federal Plaza West
                                                  P.O. Box 400
                                                  Youngstown, Ohio  44501-0400
                                                  330-740-2020
                                                  330-740-2985 FAX

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FOR IMMEDIATE RELEASE
---------------------

             PHAR-MOR PRINCIPAL SHAREHOLDER CONCLUDES TRANSACTION
                        RESOLVING OWNERSHIP ISSUES


     YOUNGSTOWN, OHIO, SEPTEMBER 19, 1997 - Phar-Mor, Inc. (NASDAQ:PMOR) announced today that Robert M. Haft has resigned as Chairman and Chief Executive Officer of Phar-Mor. The Company also announced that Linda Haft has resigned as a director of Phar-Mor.

Both departures were expected following the consummation of a transaction announced late last month involving Mr. Haft and Avatex Corporation under which Avatex acquired 3,750,000 Phar-Mor shares from Hamilton Morgan LLC, an entity that was previously jointly owned by Avatex and Mr. Haft. Avatex now beneficially owns 39.4% of Phar-Mor's common stock or 4,795,935 shares.

As a result of Mr. Haft's resignation, the Company will record a pre-tax charge of approximately $4.6 million reflecting Mr. Haft's severance benefits.

     Phar-Mor is a retail drug store chain with 104 stores in 19 states with annual revenues of approximately $1.1 billion. The Company's common stock is traded on the NASDAQ National Market under the symbol "PMOR".


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Contact:  Gary Holmes
          (212) 484-7736